Exhibit 99.1
AFC Reports Fiscal 2009 Financial Results; Provides Fiscal 2010 Guidance
ATLANTA, Mar 10, 2010 — AFC Enterprises, Inc., the franchisor and operator of Popeyes(R) restaurants, today reported results for fiscal 2009 which ended December 27, 2009. The Company also provided guidance for fiscal 2010 and provided a business update on its strategic plan.
Fiscal 2009 Highlights Compared to Fiscal 2008:
•	Reported net income was $18.8 million, or $0.74 per diluted share, compared to $19.4 million, or $0.76 per diluted share, last year. Adjusted earnings per diluted share were $0.74 in 2009, compared to $0.65 in 2008, an increase of 14 percent. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Total system-wide sales increased 1.8 percent compared to a 0.6 percent increase last year.

•	Global same-store sales increased 0.7 percent compared to a 1.7 percent decrease last year. Total domestic same-store sales increased 0.6 percent, compared to a 2.2 percent decrease last year, outpacing both the QSR and chicken QSR categories. International same-store sales increased 1.9 percent, compared to a 4.1 percent increase last year, the third consecutive year of positive same-store sales.

•	The Popeyes system opened 95 restaurants globally and entered two new countries, Malaysia and Egypt. 81 restaurants were permanently closed, resulting in net openings of 14 restaurants, which exceeded the Company’s previous guidance of 0-10 net openings.

•	The Company successfully completed its re-franchising strategy with the sale of its 27 company-operated restaurants in Atlanta and Nashville. The year over year impact of re-franchising was favorable to operating profit by approximately $1.7 million, including franchise fees and royalties, general and administrative savings, and lower depreciation and amortization.

•	Outstanding debt was reduced by $36.6 million to $82.6 million.

•	The Company’s free cash flow was at $23.7 million, which included $2.1 million in other income, primarily associated with the net gain on the sale of real estate properties. Free cash flow is a supplemental non-GAAP measure. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Management’s Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Looking back at the full year 2009, Popeyes delivered impressive performance in relation to the QSR sector on the four metrics of our strategic plan: positive guest traffic, positive gains in the guest experience, positive gains in restaurant operating profit and positive net new units. We achieved this by staying true to our strategies despite a weak economy. Our shareholders benefited as we exceeded earnings expectations, with adjusted earnings diluted per share up 14 percent compared to last year. I am proud of our entire team’s accomplishments.”
“In 2010, we will remain focused on the tenets of our plan that have yielded success in the marketplace. As we continue to grow our market share, improve operations and restaurant unit economics, we will be well positioned to accomplish the accelerated new unit growth of our long term plan and deliver strong returns to our restaurant owners and our shareholders.”
Strategic Plan Update
The Company’s Strategic Plan is built on the foundation of the Four Pillars below.

1. Build the Popeyes Brand
•	In 2009, Popeyes promoted its flavorful Bonafide(R) chicken and seafood offerings at value price points, supported by its successful new Louisiana Fast advertising campaign and national media. These marketing initiatives delivered strong positive guest counts resulting in positive full year same-store sales.

•	In 2010, Popeyes will continue to promote its core chicken and seafood offerings and periodically introduce new innovative products. Popeyes will continue the use of national advertising to efficiently expand media reach and build additional brand awareness.
2. Run Great Restaurants
•	Popeyes restaurants steadily improved their Guest Experience Monitor (GEM) scores, with “Overall Delighted” and “Intent to Return” scores at the end of 2009 up significantly since the beginning of the year.

•	With newly required drive-thru equipment substantially in place throughout the system, the Company is rolling out a new speed of service training program system-wide in the first half of 2010. Longer-term, management believes an increase in speed of service will provide a significant benefit to Popeyes customers and restaurant sales performance.

•	In 2009, the Company successfully completed its re-franchising strategy with the sale of its company-operated restaurants in Atlanta and Nashville. Going forward, the Company intends to own and operate its remaining company-operated restaurants in New Orleans and Memphis, which are high volume, profitable stores.
3. Strengthen Unit Economics
•	In 2009, Popeyes restaurants benefited from a 3 percent decrease in commodity costs which translated to approximately a 100 basis point improvement in restaurant operating margins. This overall benefit was partially offset, however, by increases in national minimum wage.

•	During 2009, the Company also completed a diagnostic analysis of its supply chain system, identifying significant cost-savings opportunities in packaging, shipping, and sourcing alternatives which will benefit the entire system in 2010 and beyond.
4. Ramp up New Unit Growth
•	The Company is generating a strong pipeline of current and new franchise developers to open new restaurants and enter new markets, and will be better positioned to accelerate new unit development as the economy recovers.

•	The Company’s site modeling software investment is helping to strengthen real-estate site selection by identifying higher quality sites with higher sales volume potential and more attractive returns for its franchise owners.

•	The Company’s new build-out costs remain competitive. In January of this year, QSR Magazine named Popeyes as one of the 10 great franchise deals. The magazine stated, “Popeyes is a good deal because the build-out cost is reasonable for a drive-thru, stand-alone building.”
2009 Financial Performance Review
Total system-wide sales increased by 1.8 percent. System-wide sales were comprised of $1.72 billion in franchise restaurant sales and $57.4 million in company-operated restaurant sales.

Global same-store sales increased 0.7 percent, which was consistent with previous guidance, compared to a 1.7 percent decrease in 2008. Total domestic same-store sales increased 0.6 percent, compared to a 2.2 percent decrease in 2008. In 2009, Popeyes promoted its famous Bonafide(R) bone-in chicken and seafood offerings at compelling price points. These promotions, which were supported by national media advertising, delivered positive guest counts and positive same-store sales. According to independent data, Popeyes’ full year domestic same-store sales outpaced both the QSR and chicken QSR categories.
International same-store sales increased 1.9 percent, compared to a 4.1 percent increase last year, the third consecutive year of positive same-store sales. This was due primarily to strong sales in Korea, Canada, Turkey and overseas U.S. military bases, partially offset by negative performance in Latin America and the Middle East. Similar to its efforts in the U.S., the Company is working with its international franchisees to implement distinctive new products and core menu value promotions to drive traffic gains in the restaurants.
Total revenues were $148.0 million, compared to $166.8 million last year; this decrease was primarily due to the Company’s successful re-franchising of 27 company-operated restaurants in Atlanta and Nashville during 2009 and 2008.
The year over year impact of re-franchising the company-operated restaurants was favorable to operating profit by approximately $1.7 million, including franchise fees and royalties, general and administrative savings, and lower depreciation and amortization.
Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 33 percent compared to 35 percent last year. This improvement was primarily attributable to lower commodity costs and the re-franchising of lower performing company-operated restaurants.
Restaurant employee, occupancy and other expenses as a percentage of sales were 51 percent compared to 53 percent last year. This improvement was primarily attributable to lower business insurance expense, utility costs, and the closure of underperforming restaurants.
General and administrative expenses were $56.0 million or 3.2 percent of system-wide sales, consistent with the Company’s previous guidance, compared to $53.9 million or 3.1 percent of system-wide sales last year. This increase was primarily attributable to an increase in accounts receivable reserves and employee incentive costs.
Other income was $2.1 million, or $0.05 per diluted share, compared to $4.6 million last year, or $0.11 per diluted share. Other income included a net gain of $3.6 million on the sale of real estate properties, partially offset by other expenses associated with the re-franchising and closure of company-operated restaurants.
Fiscal 2009 EBITDA was $43.1 million, at 29.1 percent of total revenue, compared to 2008 EBITDA of $46.6 million, at 27.9 percent of total revenue. The decrease in EBITDA was primarily due to a $2.5 million decrease in other income related to net gains from property sales, impairments and insurance settlements last year. EBITDA is a supplemental non-GAAP financial measure. AFC’s EBITDA computation and reconciliation to GAAP measures is described in detail under the heading “Management’s Use of Non-GAAP Financial Measures.”
Operating profit was $38.7 million, compared to operating profit of $40.3 million last year.
Income tax expense was $11.5 million, yielding an effective tax rate of 38.0 percent, compared to an effective tax rate of 39.8 percent in the prior year. The effective rate was higher in 2008 due to non-deductible goodwill impairments, interest on tax reserves and return to provision adjustments.

Reported net income was $18.8 million, or $0.74 per diluted share, which exceeded the Company’s guidance at the upper-end of the range of $0.66-$0.70 per diluted share. Earnings per share exceeded guidance primarily due to lower employee incentive costs and lower company-operated business insurance expenses. Adjusted earnings per diluted share were $0.74 in 2009, compared to $0.65 last year. This 14 percent improvement was primarily due to the benefits of refranchising company-operated restaurants, as discussed above, an increase in franchise revenues, and lower interest rates incurred in the first half of 2009, which was partially offset by higher general and administrative expenses. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
During 2009, the Company made $36.6 million in debt repayments reducing its outstanding debt to $82.6 million.
Free cash flow in fiscal 2009 was $23.7 million, which included $2.1 million of other income, compared to $26.2 million last year, which included $4.6 million of other income. AFC’s free cash flow computation and reconciliation to GAAP measures is described in detail under the heading “Management’s Use of Non-GAAP Financial Measures.”
The Popeyes system opened 95 restaurants in 2009, which included 39 domestic and 56 international restaurants. The number of new restaurant openings was slightly lower than previous guidance of 100-110, due primarily to permit delays. The Popeyes system permanently closed 81 global restaurants in fiscal 2009, resulting in 14 net restaurant openings which exceeded previous guidance of 0-10 net openings. These closures included 51 domestic and 30 international restaurants. In addition, the Company’s year-end restaurant count for 2009 includes 7 net re-opened restaurants.
On a system-wide basis, Popeyes had 1,943 restaurants operating at the end of fiscal 2009, compared to 1,922 restaurants at the end of last year. Total unit count was comprised of 1,576 domestic restaurants and 367 international restaurants in 27 foreign countries and two territories. Of this total, 1,906 were franchised restaurants and 37 were company-operated restaurants.
Fiscal 2010 Guidance
The Company projects global same-store sales to be in the range of negative 1.0 to positive 2.0 percent for 2010, given the continuing challenges of the global economic environment and increased competition on value within the restaurant industry.
With the Company’s stronger new opening pipeline, Popeyes projects its global new openings to be in the range of 110-130 restaurants in 2010. Similar to the past few years, the Company will continue to close underperforming restaurants and enforce higher operating standards throughout the system. As a result, the Company projects system-wide unit closings to be approximately 100 restaurants, yielding 10-30 net restaurant openings in 2010. Popeyes restaurant closures typically have sales significantly lower than the system average.
The Company expects its fiscal 2010 general and administrative expense rate to be consistent with last year’s rate of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. During 2010, the Company will continue to tightly manage general and administrative expenses and invest in its international business and core initiatives of the Company’s strategic plan, including new product innovation to drive traffic, operational tools and training to improve speed of service, and productivity initiatives to strengthen restaurant profitability. Management believes these strategic investments are essential and beneficial for the long-term growth of the brand.
The Company expects 2010 diluted earnings per share to be in the range of $0.73-$0.77, compared to $0.74 last year.
Long-Term Guidance
Over the course of the next five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net new unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on March 11, 2010, to review the results of the fourth quarter and full year of fiscal 2009. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2009 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 27, 2009, Popeyes had 1,943 operating restaurants in the United States, Puerto Rico, Guam and 27 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 27, 2009 and December 28, 2008
(In millions, except share data)

	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$4.1	$2.1
Accounts and current notes receivable, net	9.1	9.4
Assets held for sale	—	4.5
Other current assets	3.9	5.2
Advertising cooperative assets, restricted	16.0	12.8
Total current assets	33.1	34.0
Long-term assets:
Property and equipment, net	21.5	25.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.6	48.2
Other long-term assets, net	3.3	13.4
Total long-term assets	83.5	98.0
Total assets	$116.6	$132.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4.8	$6.5
Other current liabilities	13.7	13.6
Current debt maturities	1.3	4.7
Advertising cooperative liabilities	16.0	12.8
Total current liabilities	35.8	37.6
Long-term liabilities:
Long-term debt	81.3	114.5
Deferred credits and other long-term liabilities	17.7	19.2
Total long-term liabilities	99.0	133.7
Total liabilities	134.8	171.3

Commitments and contingencies Shareholders’ deficit:

Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—

Common stock ($.01 par value; 150,000,000 shares authorized; 25,455,917 and 25,294,973 shares issued and outstanding at the end of fiscal years 2009 and 2008, respectively)	0.3	0.3

Capital in excess of par value	112.3	110.5
Accumulated deficit	(130.3)	(149.1)
Accumulated other comprehensive loss	(0.5)	(1.0)
Total shareholders’ deficit	(18.2)	(39.3)

Total liabilities and shareholders’ deficit	$116.6	$132.0

AFC Enterprises, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	12 Weeks Ended		52 Weeks Ended
	12/27/2009	12/28/2008	12/27/2009	12/28/2008

Revenues:
Sales by company-operated restaurants	$11.2	$15.7	$57.4	$78.3
Franchise revenues	20.2	19.2	86.0	84.6
Rent and other revenues	1.1	1.0	4.6	3.9
Total revenues	32.5	35.9	148.0	166.8

Expenses:
Restaurant employee, occupancy and other expenses	5.2	8.5	29.5	41.4

Restaurant food, beverages and packaging	3.6	5.4	18.9	27.1
Rent and other occupancy expenses	0.7	0.7	2.6	2.4
General and administrative expenses	13.2	13.5	56.0	53.9
Depreciation and amortization	0.8	1.3	4.4	6.3
Other expenses (income), net	0.5	0.5	(2.1)	(4.6)
Total expenses	24.0	29.9	109.3	126.5

Operating profit	8.5	6.0	38.7	40.3
Interest expense, net	1.9	1.8	8.4	8.1

Income before income taxes	6.6	4.2	30.3	32.2
Income tax expense	2.6	1.8	11.5	12.8

Net income	$4.0	$2.4	$18.8	$19.4

Earnings per common share, basic:	0.16	$0.10	$0.74	$0.76

Earnings per common share, diluted:	0.16	$0.10	$0.74	$0.76

AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
(In millions)

	2009	2008
Cash flows provided by (used in) operating activities:

Net income	$18.8	$19.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4.4	6.3
Asset write downs	0.6	9.5
Net gain on sale of assets	(3.3)	(0.9)
Gain on insurance recoveries related to asset damages, net	0.4	(0.5)
Deferred income taxes	1.0	—
Non-cash interest, net	1.9	(0.1)
Provision for credit losses	2.1	0.1
Stock-based compensation expense	1.9	2.5
Change in operating assets and liabilities:
Accounts receivable	(1.5)	—
Prepaid income taxes	0.9	(0.4)
Other operating assets	0.4	0.8
Accounts payable and other operating liabilities	(4.4)	(7.0)
Net cash provided by operating activities	23.2	29.7

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.4)	(2.7)
Proceeds from dispositions of property and equipment	7.9	3.8
Property insurance proceeds	0.2	—
Proceeds from notes receivable	11.0	0.8
Net cash provided by investing activities	17.7	1.9

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loan)	(35.9)	(8.9)
Borrowings under 2005 revolving credit facility	—	20.0
Principal payments — 2005 revolving credit facility	(0.5)	(24.5)
Principal payments — other notes	(0.2)	(0.2)
Special cash dividend	—	(0.5)
Share repurchases	—	(19.0)
Debt issuance costs	(1.8)	—
Other, net	(0.5)	(1.4)
Net cash used in financing activities	(38.9)	(34.5)

Net increase (decrease) in cash and cash equivalents	2.0	(2.9)
Cash and cash equivalents at beginning of year	2.1	5.0
Cash and cash equivalents at end of year	$4.1	$2.1

Total Same-Store Sales

	Q4 Ended	Q4 Ended	Year to Date	Year to Date
	12/27/09	12/28/08	12/27/09	12/28/08
Company-operated	(1.3%)	(5.9%)	(0.8%)	(5.6%)
Domestic Franchised [a]	(1.0%)	(2.7%)	0.7%	(2.1%)
Total Domestic	(1.0%)	(2.8%)	0.6%	(2.2%)
International Franchise [b]	(0.8%)	4.1%	1.9%	4.1%
Total Global	(1.0%)	(2.1%)	0.7%	(1.7%)
Total Franchised (a and b)	(1.0%)	(2.0%)	0.8%	(1.5%)

New Unit Openings

Company-operated	—	—	—	1
Domestic Franchised	20	27	39	72
Total Domestic	20	27	39	73
International Franchise	24	16	56	67
Total Global	44	43	95	140

Unit Count

Company-operated	37	55	37	55
Domestic Franchised	1,539	1,527	1,539	1,527
Total Domestic	1,576	1,582	1,576	1,582
International Franchise	367	340	367	340
Total Global	1,943	1,922	1,943	1,922
Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The Company defines EBITDA as “earnings before interest expense, taxes, depreciation and amortization”. The following table reconciles on a historical basis for 2009 and 2008, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to EBITDA:

(dollars in millions)	2009	2008
Net income	$18.8	$19.4
Interest expense, net	$8.4	$8.1
Income tax expense	$11.5	$12.8
Depreciation and amortization	$4.4	$6.3
EBITDA	$43.1	$46.6
Total Revenue	$148.0	$166.8
EBITDA as a percentage of Total Revenue (EBITDA margin)	29.1%	27.9%
Free cash flow: Calculation and Definition
The Company defines Free Cash Flow as net income plus depreciation and amortization, plus stock compensation expense, minus maintenance capital expenses (which includes: for 2009 $0.3 million for information technology hardware and software, and $1.1 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment and facilities; and for 2008 $0.4 million for information technology hardware and software including new restaurant site modeling software, and $1.6 million in other capital assets to repair and rebuild damaged restaurants, and to maintain, replace and extend the lives of company-operated QSR equipment and facilities). The following table reconciles on a historical basis for 2009 and 2008, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

(dollars in millions)	2009	2008
Net income	$18.8	$19.4
Depreciation and amortization	$4.4	$6.3
Stock compensation expense	$1.9	$2.5
Maintenance capital expenses	$(1.4)	$(2.0)
Free cash flow	$23.7	$26.2
Total Revenue	$148.0	$166.8
Free cash flow as a percentage of Total Revenue (Free cash flow margin)	16.0%	15.7%
Adjusted earnings per diluted share: Calculation and Definition
The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for 2009 includes $3.3 million on the sale of assets partially offset by a $0.4 million loss on insurance recoveries related to asset damages, a $0.2 million impairment related to restaurant closures and $0.6 million related to impairments and disposals of fixed assets and for 2008 includes $12.9 million from recoveries from directors and officers insurance claims, $0.9 million in gain on the sale of assets and $0.5 million in insurance recoveries related to property damages, partially offset by $9.5 million of impairments of fixed assets and goodwill impairment and $0.2 million of other expenses), (ii) interest expenses associated with the amendment and restatement of the Company’s 2005 Credit Facility, and (iii) the tax effect of these adjustments. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for 2009 and 2008, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(dollars in millions)	2009	2008
Net income	$18.8	$19.4
Other income, net	$(2.1)	$(4.6)
Interest expense associated with credit facility amendment	$1.9	—
Tax effect	$0.1	$2.0
Adjusted net income	$18.7	$16.8
Adjusted earnings per diluted share	$0.74	$0.65
Weighted-average diluted shares outstanding	25.4	25.7
Management’s Use of Non-GAAP Financial Measures
EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, the Company’s plan to own and operate its current company-operated restaurants, projections and expectations regarding same-store sales for fiscal 2010 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2010 performances including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2009 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.